FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 investors@martek.com

MARTEK ANNOUNCES FOURTH QUARTER AND FY 2010 FINANCIAL RESULTS

•	Q4 infant formula (IF) revenue of $80.3 million, growth of 14% year-over-year; full year infant formula revenue of $317.4 million, growth of 11% vs. FY’09

•	Q4 branded nutritional ingredient (Non-IF) revenue of $13.4 million, growth of 26% year-over-year; full year revenue of $51.9 million, growth of 32% vs. FY’09

•	Record quarterly gross margin of 52%

•	Q4 non-GAAP earnings per share of $0.41, growth of 24% year-over-year; full year non-GAAP earnings per share of $1.55, growth of 27% vs. FY’09

•	Q4 operating cash flow of $46.3 million and FY’10 operating cash flow of $146.0 million

COLUMBIA, Md., December 8, 2010 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the fourth quarter and fiscal year ended October 31, 2010. Total revenues for the fourth quarter were $119.1 million, up 36% from the fourth quarter of fiscal 2009. Fourth quarter non-GAAP earnings per share (EPS) were $0.41, a 24% increase from $0.33 per diluted share in last year’s fourth quarter. For the full year 2010, revenues increased 30% to $450.0 million, and full year non-GAAP EPS were $1.55, an increase of 27% versus 2009. Non-GAAP EPS for the fourth quarter and full year 2010 exclude, for the applicable periods, certain acquisition and restructuring charges (see Table II “Reconciliation of GAAP to Non-GAAP Net Income Measure” below). On a GAAP basis, earnings (loss) per share were ($0.18) and $0.83 for the fourth quarter and full year 2010, respectively. Revenue and earnings for the fourth quarter include the results of Amerifit Brands (“Amerifit” or “branded consumer health products”), and revenue and earnings for the full year fiscal 2010 include the results of Amerifit since the February 12, 2010 date of acquisition by Martek.

Commenting on the quarter and year, Chief Executive Officer Steve Dubin said, “Martek’s fourth quarter came in at the high end of our expectations and concluded a year of many accomplishments for Martek. Revenue grew across all business segments in 2010, our core infant formula ingredients business was strengthened through the extension of the terms of two of our key infant formula sole source supply agreements, and significant improvements on the operational side of the business were implemented which helped drive growth in both margins and income. In addition, we expanded our business platform through the acquisition of Amerifit, and made significant progress on our product and technology pipeline, both of which provide Martek with exciting opportunities for future growth.”

Revenue Summary

Product sales in the fourth quarter of fiscal 2010 grew to $117.6 million, up 44% as compared to the fourth quarter of fiscal 2009. For the full year 2010, product sales increased 32% from full year 2009, to $434.8 million. Fourth quarter and full year 2010 growth was attributable to our sales of branded consumer health products resulting from our acquisition of Amerifit in 2010, as well as increased sales of our nutritional ingredients in both the infant formula and non-infant formula markets. Fourth quarter infant formula sales growth resulted primarily from increased sales of ARA and DHA for use in international markets and, to a lesser extent, from certain non-recurring stocking orders in the United States.

A breakdown of product sales by market for the fourth quarter and fiscal year periods (in thousands) follows:

	Three months ended			Twelve months ended
	October 31,			October 31,
						%
			%			incr
	2010	2009	incr (decr)	2010	2009	(decr)
Nutritional ingredients:
Infant formula	$80,347	$70,370	14%	$317,375	$285,664	11%
Food and beverage	3,785	2,414	57%	17,050	10,692	59%
Pregnancy and nursing, nutritional supplements and animal nutrition	9,632	8,219	17%	34,848	28,615	22%
Shipping charges	765	557	37%	2,648	2,055	29%
Total nutritional ingredients	94,529	81,560	16%	371,921	327,026	14%
Branded consumer health products	23,075	—	n/a	61,385	—	n/a
Non-nutritional products	9	357	(97%)	1,446	2,109	(31%)

Total product sales	$117,613	$81,917	44%	$434,752	$329,135	32%

Contract manufacturing and services revenue totaled $1.5 million and $15.3 million for the fourth quarter and full year 2010, respectively, of which $1.0 million and $4.1 million, respectively, was recognized in connection with the Company’s ongoing joint development agreement with a subsidiary of BP p.l.c. (“BP”) for production of microbial oils for use as biofuels. Consistent with previous disclosures, as of October 31, 2010, we have effectively ceased all contract manufacturing activities.

Gross Margin and Operating Expenses

Overall gross margin for the fourth quarter of fiscal 2010 was 52%, an increase over the 44% gross margin realized in the fourth quarter of fiscal 2009. For the full year 2010, gross margin was 48%, an increase from the 43% gross margin realized for the full year 2009. Gross margin improvements were largely due to both ARA and DHA cost reductions and the positive impact of higher gross margins on sales of branded consumer health products.

Research and development (R&D) expenses for the fourth quarter of fiscal 2010 were $9.2 million, or 8% of sales, consistent with previously stated guidance. R&D expenses for the full year increased to $33.6 million, up from $27.4 million in fiscal 2009. R&D continues to focus on broadening the market applications for life’sDHA through new product and process innovations, as well as leveraging the Company’s microbial technology platform to develop new product offerings for its core nutritional markets and new high-value opportunities beyond nutrition.

Selling, general and administrative (SG&A) expenses for the fourth quarter of fiscal 2010 were $21.6 million, or 18% of sales, consistent with prior guidance. Full year SG&A expenses increased to $71.2 million, or 16% of sales. Year-to-year increases in fourth quarter and full year 2010 SG&A expenses are attributable to incremental expenses associated with Amerifit, and to a lesser extent, increases in the variable component of Company-wide compensation resulting from Martek’s improved overall financial performance.

Advertising and promotion (A&P) spending totaled $4.2 million, or 4% of revenue, and $14.3 million, or 3% of revenue, for the fourth quarter and full year 2010, respectively. The increase in A&P as compared to 2009 is primarily attributable to increased spending in support of branded consumer health product sales as a result of the acquisition of Amerifit.

Liquidity and Capital Resources

The Company generated cash flow from operations of $46.3 million and $146.0 million, respectively, for the fourth quarter and full year 2010. Martek ended fiscal 2010 with a cash balance of $63.7 million, essentially no debt, and its entire $100 million credit line available since paying off the $86 million of acquisition-related debt in the third quarter of 2010.

Winchester Plant Restructuring and Sale

In November 2010, we completed the previously announced sale of a significant portion of the assets at our Winchester, KY manufacturing facility in an effort to streamline operations, improve capacity utilization, and reduce manufacturing costs and operating expenses. As part of the restructuring, Martek also transferred certain manufacturing and distribution processes previously performed at our Winchester, KY site to our Kingstree, SC site. As a result of the restructuring and sale, consistent with previous disclosures, the Company recorded total restructuring charges of $30.7 million in the fourth quarter of fiscal 2010, comprised of a non-cash asset impairment charge of $29.2 million and cash charges for employee separation and other costs of $1.5 million. As previously disclosed, restructuring related cash charges for employee separation and other costs of approximately $600,000 were also recorded in the third quarter of fiscal 2010.

Significant Recent Events

•	Extended Global Sole-Source Supply Agreement – In December 2010, Martek extended its global sole-source DHA and ARA supply agreement with a major infant formula customer. With the signing of this agreement, customers representing a total of 52% and 44% of Martek’s current infant formula sales are now under contract through at least 2014 and 2015, respectively.

•	New Scientific Data/Recommendations Published on DHA and ARA – In The Journal of Pediatrics (December 2010) Dr. C. Jensen and co-investigators reported 5-year follow-up data in children who had been breastfed as infants. In the original study, nursing mothers received either 200 mg DHA per day or a placebo for 4 months as part of the randomized double blind study. Milk lipid and infant plasma phospholipid DHA contents were 75% and 35% higher, respectively, at 4 months postpartum in the supplemented group. The children of supplemented mothers were previously shown to exhibit better psychomotor development at 30 months of age as compared to their unsupplemented counterparts. In the current report, the 5-year old children whose mothers received DHA performed better than the unsupplemented group on a test of sustained attention. The importance of Dr. C. Jensen’s findings is highlighted by Dr. M. Clandinin and Dr. P. Larsen in an accompanying The Journal of Pediatrics editorial. The editorial entitled “Docosahexaenoic Acid Is Essential to Development of Critical Functions in Infants” reviews and emphasizes the importance of early and continued supplementation of DHA for infants and children under normal as well as special medical circumstances. Martek’s life’sDHA was used in the study. The study was also supported by grants from Martek and the U.S. Department of Agriculture/National Research Initiative; however, Martek did not have input into the conduct or reporting of the study or the editorial.

Financial Guidance

For the first quarter of fiscal 2011, Martek is providing the following revenue guidance:

	Three months ended
	January 31, 2011
$ in millions	Low		High

Total Revenue	$106.0	-	$110.0
Nutritional ingredients:
Infant formula	$68.5	-	$72.5
Non-Infant formula	$12.5	-	$14.0
Branded consumer health products	$20.0	-	$21.5
Collaborations and contract manufacturing	Near $1.8*

* Includes approximately $0.8 million from the sale of final remaining contract manufacturing inventory.

Consolidated gross margin in the first quarter of fiscal 2011 is expected to be between 52.5% and 53.5%. First quarter 2011 diluted EPS is expected to be between $0.38 and $0.40.

During fiscal 2010, a key strategic objective for the Company was to begin the process of securing Martek’s leadership position in supplying DHA and ARA to the infant formula industry for several more years beyond the then current supply agreements whose sole-source provisions expired at the end of 2011. As noted above, we have been successful in achieving this objective through extensions of our sole-source supply arrangements with two of our larger infant formula customers in fiscal 2010, and we have also extended the sole-source supply agreement with a third large customer in December 2010 and anticipate making further progress in fiscal 2011. As previously disclosed, these extensions include graduated price reductions to our customers over the term of the extensions. Martek’s strategy is to offset a significant portion of these price reductions that result from its infant formula contract extensions by implementing manufacturing cost savings and product innovation initiatives, and by growing its non-infant formula businesses.

For the full year fiscal 2011, we project consolidated revenue growth resulting from the impact of a full year of Amerifit ownership and growth of our branded ingredients business, partially offset by the effects of the price reductions included in the current and anticipated future infant formula supply agreement extensions. We also project net income growth over fiscal 2010, primarily driven by expected gross margin expansion of at least 400 basis points. This projected gross margin improvement results from the execution of the Company’s strategy to significantly offset infant formula price reductions with lower ARA costs, product cost efficiencies (including those obtained from the Winchester plant restructuring and sale), and the discontinuation of the company’s low margin contract manufacturing business.

Investor Conference Call and Webcast

Martek will host a conference call for investors today at 4:45 p.m. Eastern Time to discuss its fourth quarter and fiscal year 2010 results. All interested parties may listen to the call live via webcast by visiting Martek’s web site at http://investors.martek.com. To participate in the conference call, please dial in at least five minutes prior to start time:

Domestic:	800-768-3591

International:	212-231-2900

Passcode:	214 899 12

An archived webcast of the conference call will be available on the Martek’s website for thirty days. In addition, a recorded playback of the call will be available for one week and can be accessed by calling 800-633-8284 or 402-977-9140 and entering passcode 214 899 12.

Cautionary Note Regarding Forward-Looking Statements
Sections of this release contain forward-looking statements concerning, among other things Martek’s expectations regarding: (1) future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets as well as markets for Amerifit products; (2) revenue, gross margin, operating expenses and income for the first quarter of and full year fiscal 2011 for both Martek and Amerifit; (3) launches by customers of products containing Martek’s life’sDHA™; and (4) future capabilities of and benefits from the Amerifit acquisition. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant, and are also subject to future changes in the Company’s preliminary purchase price allocation for its Amerifit acquisition. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2009 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek
Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation, development, production and sale of high-value products from microbial sources that promote health and wellness through nutrition. The Company’s technology platform consists of its core expertise, broad experience and proprietary technology in areas such as microbial biology, algal genomics, fermentation and downstream processing. This technology platform has resulted in Martek’s development of a number of products, including the company’s flagship product, life’sDHA™, a sustainable and vegetarian source of algal DHA (docosahexaenoic acid) important for brain, heart and eye health throughout life for use in infant formula, pregnancy and nursing products, foods and beverages, dietary supplements and animal feeds. The Company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula and growing-up milks. Martek’s subsidiary, Amerifit Brands, develops, markets and distributes branded consumer health and wellness products and holds leading brand positions in all of its key product categories. Amerifit products are sold in most major mass, club, drug, grocery and specialty stores and include: Culturelle®, a leading probiotic supplement; AZO, the leading OTC brand addressing symptom relief and detection of urinary tract infections; and Estroven®, the leading all-natural nutritional supplement brand addressing the symptoms of menopause. Martek currently has a number of nutritional health and wellness products under development that it plans to commercialize and distribute through Amerifit’s distribution channels.

Martek’s technology platform has also made it a sought-after partner on a range of groundbreaking projects in process, including the development of microbially-derived biofuels and the development of DHA-containing oilseeds. For more information on Martek Biosciences, visit http://www.martek.com/. For a complete list of life’sDHA™ and life’sARA™ products, visit http://www.lifesdha.com/. For more information about Amerifit Brands, visit http://www.amerifit.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Unaudited Condensed Consolidated Statements of Income Data

	Three months ended October 31,		Year ended October 31,
	2010	2009	2010	2009
Revenues:
Product sales	$117,613	$81,917	$434,752	$329,135
Contract manufacturing and services	1,523	5,672	15,271	16,062

Total revenues	119,136	87,589	450,023	345,197

Cost of revenues:
Cost of product sales	56,052	45,048	220,362	182,385
Cost of contract manufacturing and services	931	4,151	12,908	14,252

Total cost of revenues	56,983	49,199	233,270	196,637

Gross margin	62,153	38,390	216,753	148,560

Operating expenses:
Research and development	9,171	6,938	33,557	27,448
Selling, general and administrative	21,557	12,025	71,155	48,083
Advertising and promotion	4,228	591	14,300	1,944
Amortization of intangible assets	3,483	1,479	10,505	6,389
Acquisition costs	111	—	3,583	—
Restructuring charge	30,741	—	31,348	—
Other operating expenses	954	124	1,459	1,080

Total operating expenses	70,245	21,157	165,907	84,944

Income (loss) from operations	(8,092)	17,233	50,846	63,616
Interest (expense) income and other, net	(263)	1	(3,555)	428

Income (loss) before income tax provision	(8,355)	17,234	47,291	64,044
Income tax provision (benefit)	(2,209)	6,195	19,391	23,454

Net income (loss)	$(6,146)	$11,039	$27,900	$40,590

Basic earnings (loss) per share	$(0.18)	$0.33	$0.84	$1.22

Diluted earnings (loss) per share	$(0.18)	$0.33	$0.83	$1.22

Shares used in computing basic earnings (loss) per share	33,490	33,253	33,404	33,207
Shares used in computing diluted earnings (loss) per share	33,490	33,424	33,575	33,363

Unaudited Condensed Consolidated Balance Sheets Data

		October 31,	October 31,
		2010	2009
Assets:
	Cash and cash equivalents	$63,746	$141,063
	Short-term investments	—	7,301
	Accounts receivable, net	69,569	44,304
	Inventories, net	93,976	116,179
	Other current assets	6,695	5,240
	Property, plant and equipment, net	221,770	252,279
	Deferred tax asset	9,429	24,303
	Long-term investments	4,955	4,495
	Goodwill, intangibles and other long-term assets, net	328,021	94,653

Total assets		$798,161	$689,817

Liabilities and stockholders’ equity:
	Accounts payable and accrued expenses	$52,517	$31,365
	Notes payable and other long-term obligations	6,938	810
	Deferred tax liability	58,978	10,091
	Deferred revenue	8,745	11,407
	Stockholders’ equity	670,983	636,144

Total liabilities and stockholders’ equity		$798,161	$689,817

Unaudited Condensed Consolidated Cash Flow Data

		Year ended October 31,
		2010		2009
Operating activities:
	Net income	$27,900		$40,590
	Non-cash items	92,577		58,537
	Changes in operating assets and liabilities, net	25,545		(33,305)

	Net cash provided by operating activities	146,022		65,822

Investing activities:
	Cash paid for acquisition of Amerifit, net of cash acquired	(200,743)		—
	Sale of investments and marketable securities, net	7,350		200
	Expenditures for property, plant and equipment	(19,412)		(8,932)
	Capitalization of intangible assets	(7,030)		(18,535)

	Net cash used in investing activities	(219,835)		(27,267)

Financing activities:
	Repayments of notes payable and other long-term obligations, net	(406)		(118)
	Proceeds from equity transactions, net	842		131
	Payment of debt issue costs	(3,944)		—

	Net cash (used in) provided by financing activities	(3,508)		13

Effect of exchange rate changes on cash and cash equivalents		4		—
	Net change in cash and cash equivalents	(77,317	)	38,568
	Cash and cash equivalents, beginning of period	141,063		102,495

	Cash and cash equivalents, end of period	$63,746		$141,063

Table I
MARTEK BIOSCIENCES CORPORATION
SEGMENT INFORMATION
(Unaudited — $ in thousands)

	Three months ended		Twelve months ended
	October 31,		October 31,
	2010	2009	2010	2009
Segment Revenues
Branded consumer health products	$23,075	$—	$61,385	$—
Branded nutritional ingredients	94,529	81,560	371,921	327,026
Other	1,532	6,029	16,717	18,171
Total	$119,136	$87,589	$450,023	$345,197

Segment (Loss) Income From Operations
Branded consumer health products	$5,812	$—	$9,605	$—
Branded nutritional ingredients	(14,151)	16,812	39,972	64,168
Other	247	421	1,269	(552)
Total	$(8,092)	$17,233	$50,846	$63,616

Table II

MARTEK BIOSCIENCES CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME MEASURE
(Unaudited)

The Company makes reference in this release to non-GAAP presentations of fiscal 2010 net income and diluted earnings per share that exclude expenses associated with the acquisition of Amerifit and the restructuring of the Winchester manufacturing site. We are providing this information to assist investors in comparing the results of the current periods to those in the prior year periods when these items were not present. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income and diluted earnings per share reported under GAAP to the non-GAAP financial measure included herein:

	Three months ended		Twelve months ended
	October 31,		October 31,
Historical Results, $ in thousands	2010	2009	2010	2009
Net income, as reported under GAAP	$(6,146)	$11,039	$27,900	$40,590
Add: restructuring charge, net of tax	19,971	—	20,376	—
Add: acquisition costs, net of tax	69	—	2,573	—
Add: inventory step-up, net of tax	—	—	1,219	—

Non-GAAP net income measure	$13,894	$11,039	$52,068	$40,590

	Three months ended		Twelve months ended
	October 31,		October 31,
Historical Results, $ per share	2010	2009	2010	2009
Diluted earnings (loss) per share, as reported under GAAP	$(0.18)	$0.33	$0.83	$1.22
Add: restructuring charge, net of tax	0.59	—	0.61	—
Add: acquisition costs, net of tax	—	—	0.08	—
Add: inventory step-up, net of tax	—	—	0.03	—

Non-GAAP diluted earnings per share measure	$0.41	$0.33	$1.55	$1.22